UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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hhgregg, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HHGREGG, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 2, 2011

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of hhgregg, Inc. (the “Company”, “we” or “us”) to be held at 2:00 p.m., local time, on August 2, 2011 at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240. The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of eleven directors;

(2)	To conduct an advisory vote on the compensation of the Company’s named executive officers;

(3)	To conduct an advisory vote on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers;

(4)	To ratify the action of the Company’s Audit Committee in appointing KPMG LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2012; and

(5)	To transact such other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on June 22, 2011, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s By-Laws, at the Company’s offices, located at 4151 E. 96th Street, Indianapolis, IN, 46240, at least ten days before the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you, after reading this proxy statement, to cast your vote via the Internet or by mail as instructed in this proxy statement as promptly as possible. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By Order of the Board of Directors,

/s/ Jeremy J. Aguilar
Jeremy J. Aguilar Chief Financial Officer and Corporate Secretary

Indianapolis, IN

June 30, 2011

HHGREGG, INC.

PROXY STATEMENT

i

HHGREGG, INC.

4151 E. 96th Street

Indianapolis, IN 46240

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Important notice regarding availability of proxy materials for annual stockholder meeting to be held on August 2, 2011.

This Proxy Statement and our Annual Report on Form 10-K, or the Annual Report, for the year ended March 31, 2011 are available to stockholders via the internet at www.edocumentview.com/HGG.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the proposals described in this Proxy Statement, including the election of the eleven nominees for director named below, an advisory vote on the compensation of our named executive officers, an advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers and the ratification of our Audit Committee’s appointment of our independent registered public accountants for the fiscal year ending March 31, 2012.

What is a “proxy?”

A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” By completing your proxy or proxy card, you designate Jerry W. Throgmartin and Dennis L. May as your proxies at our Annual Meeting.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies personally or by mail, telephone or other means of communication. In addition, we may request brokerage firms, banks and other custodians, nominees and fiduciaries to send copies of these proxy materials to the beneficial owners of our stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

Who is entitled to vote?

Only the stockholders of record of our common stock at the close of business on June 22, 2011, or the Record Date, will be entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by our By-Laws, at our corporate offices, located at 4151 E. 96th Street, Indianapolis, IN 46240, at least ten days before the Annual Meeting.

How many votes do I have?

For each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on the Record Date. On the Record Date, 38,520,541 shares of our common stock were outstanding. You do not have cumulative voting rights.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Computershare, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a stock broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In that case, the proxy materials have been forwarded to you by your stock broker, bank or other nominee (who is considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker, bank or other nominee how to vote using the proxy materials. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record and present it to the inspector of elections at the Annual Meeting.

What am I voting on?

You will be voting on the following four proposals:

1.	The election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1);

2.	An advisory vote on the compensation of our named executive officers (Proposal No. 2);

3.	An advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers (Proposal No. 3); and

4.	The ratification of the action of our Audit Committee in appointing KPMG LLP, or KPMG, as our independent registered public accountants for the fiscal year ending March 31, 2012 (Proposal No. 4).

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that the stockholders vote:

1.	FOR the election of the eleven nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1);

2.	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

3.	FOR the approval of a stockholder advisory vote on the compensation of our named executive officers every three years (Proposal No. 3); and

4.	FOR the ratification of the action of our Audit Committee in appointing KPMG as our independent registered public accountants for the fiscal year ending March 31, 2012 (Proposal No. 4).

Will any other matters be voted on?

The Board of Directors does not intend to present any other matters at the Annual Meeting, nor does the Board know of any other matters that will be brought before our stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your returned proxy gives authority to Jerry W. Throgmartin and Dennis L. May as proxies to vote such matters in their discretion.

How do I vote by proxy?

You may give a proxy to be voted at the Annual Meeting either via the internet, by mail or by telephone pursuant to the instructions on the proxy card.

How can I vote my shares in person at the Annual Meeting?

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote in person at the Annual Meeting.

Can I change or revoke my vote after I vote online or return my proxy card?

Any stockholder giving a proxy can revoke it any time before it is exercised by (i) delivering written notice of revocation to the Corporate Secretary of hhgregg at 4151 E. 96th Street, Indianapolis, IN 46240; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

If your shares are held in street name, you must follow the specific directions provided to you by your bank, broker or other nominee to change or revoke any voting instructions you have already provided to your bank or broker.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. On the Record Date, 38,520,541 shares of our common stock were outstanding and, therefore, 19,260,271 shares must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. See “How will abstentions and broker non-votes be treated ” in this Proxy Statement for more information.

How many votes are necessary to approve each proposal?

Proposal No. 1: Our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes for that candidate represent a majority.

Proposal No. 2: For the advisory vote on the compensation of our named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal. However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3: For the advisory vote on the frequency of stockholder advisory votes on the compensation of our named executive officers, the vote is non-binding and, therefore, no specific vote is required. However, the Board will consider the voting results in making the decision on the frequency of stockholder advisory votes on executive compensation, and we will report the Board’s final intent in the Report on Form 8-K that reports the results of the voting at the Annual Meeting.

Proposal No. 4: The ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending March 31, 2012 requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting.

What is a “broker non-vote”?

If your shares are held in “street name” by a broker, your broker is the stockholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not “non-routine” items. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal Nos. 1, 2 and 3 are “non-routine matters”; accordingly, banks, brokers and other holders of record holding shares for a beneficial owner cannot vote with respect to Proposal Nos. 1, 2 or 3 unless they receive voting instructions from the beneficial owner.

Proposal No. 4 is a “routine matter.”

How will abstentions and broker non-votes be treated?

Abstentions with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. Abstentions with regard to the advisory vote on the compensation of our named executive officers and the advisory vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers count as votes cast and have the effect of a vote cast against the proposal. However, the advisory votes on executive compensation are nonbinding and, therefore, no specific vote is required. Abstentions with regard to the ratification of our independent registered public accounting firm count as votes cast and have the effect of a vote against the proposal. A “broker non-vote” will not be considered as present and entitled to vote with respect to Proposal Nos. 1, 2 and 3 and, therefore, will have no effect on the outcome of the vote.

Who will count the votes?

An automated system administered by Computershare Investor Services will tabulate votes cast by proxy at the Annual Meeting. A representative of hhgregg, Inc. will be appointed to act as the inspector of elections and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting. Additionally, we will publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC.

Do you provide electronic access to the hhgregg Proxy Statement and Annual Report?

Yes. You may obtain copies of this Proxy Statement and our Annual Report for the year ended March 31, 2011 by visiting www.hhgregg.com and clicking the “Investor Relations” link or by visiting www.edocumentview.com/HGG. Once you are in the Investor Relations section of our website, click the “Financials and SEC Filings” link. You may also obtain a copy of our Annual Report (without exhibits), without charge, by sending a written request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240. We will provide copies of the exhibits to the Annual Report upon receipt of a request addressed to Investor Relations and payment of a reasonable fee.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure is intended to reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.

If you received a householding mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710 and asking for Investor Relations. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Proxy Statement and Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare, P.O. Box 43078, Providence, RI 02940, telephone: (800) 622-6757.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eleven directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our By-Laws and is currently set at eleven. Our Board of Directors has nominated Mr. Jerry W. Throgmartin, Mr. Dennis L. May, Mr. Lawrence P. Castellani, Mr. Benjamin D. Geiger, Ms. Catherine A. Langham, Mr. John M. Roth, Mr. Charles P. Rullman, Mr. Michael L. Smith, Mr. Peter M. Starrett, Ms. Kathleen C. Tierney and Mr. Darell E. Zink for election as Directors. Votes cast pursuant to your proxy will be cast FOR the election of the eleven nominees unless authority is withheld. All nominees are currently members of our Board of Directors. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. If for any reason any nominee shall not be a candidate for election as a Director at the Annual Meeting (an event that is not now anticipated), your proxy will be voted for a substitute nominee, if any, as shall be designated by our Board of Directors.

Nominees for Election to our Board of Directors

The following information is furnished with respect to the eleven nominees. The Board of Directors has determined that each of the nominees, other than Messrs. Throgmartin and May, are independent directors within the meaning of the New York Stock Exchange, or NYSE, listing standards and the rules and regulations of the SEC.

Jerry W. Throgmartin, 56, our Executive Chairman and a Director, joined us in 1975 and has served as a Director since 1988. He has served as our Executive Chairman since August 2009. From January 2003 until August 2009, he served as our Chairman and Chief Executive Officer. From 1999 to January 2003 he also served as our President. From 1988 to 1999 he served as our President and Chief Operating Officer. Other positions previously held by Mr. Throgmartin within our Company include store manager, district manager, advertising director and Vice President of Store Operations. Mr. Throgmartin was selected to serve as Executive Chairman and Director due to his extensive experience and depth of knowledge of the Company and the retail industry gained in his 36 years working for the Company.

Dennis L. May, 43, our President, Chief Executive Officer and a Director, joined us in January 1999. He has been our Chief Executive Officer since August 2009. From 1999 to January 2003 he served as the Executive Vice President and Chief Operating Officer and was appointed President and Chief Operating Officer in January 2003. He became a Director in connection with our recapitalization in February 2005. Mr. May joined our Company as part of the acquisition of certain store leases of Sun TV & Appliance, Inc., a retailer of consumer electronics and appliances, where he held the positions of Vice President of Marketing, Executive Vice President and Chief Operating Officer. Mr. May brings to our Board of Directors expertise in the strategic and operational aspects of the retail industry that he has gained during his 25 years working in the industry.

Lawrence P. Castellani, 65, became a Director in July 2005. From June 2006 to May 2008, Mr. Castellani served as a Director of Advance Auto Parts, Inc., a specialty retailer of auto parts, where he also served as the Chairman from February 2003 to May 2006 and as its Chief Executive Officer from 2000 until May 2005. Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from 1998 to 2000, as Executive Vice President of Ahold USA from 1997 through 1998, and as President and Chief Executive Officer of Tops Friendly Markets, a grocery store chain, from 1991 through 1997. Mr. Castellani was selected to serve as a Director due to his extensive experience in executive leadership in the retail industry.

Benjamin D. Geiger, 36, became a Director in connection with our recapitalization in February 2005. Mr. Geiger joined Freeman Spogli & Co., a private equity investment firm, in 1998 and became a partner in

July 2008. From 1996 to 1998, Mr. Geiger was employed by Merrill Lynch & Co. in the Mergers and Acquisitions Group. Mr. Geiger brings to our Board of Directors experience and insights into strategic expansion opportunities, transactional structuring and debt and equity financing.

Catherine A. Langham, 53, became a Director in February 2010. Ms. Langham is the co-founder, President and Chief Executive Officer of Langham Logistics, Inc., a global freight management company specializing in expedited transportation, warehousing and distribution. Ms. Langham also serves on the Boards of Directors for The Finish Line, an athletic shoe retailer, and Celadon Group, Inc., a trucking company. Ms. Langham has also served as a director of Marsh Supermarket, Inc. Ms. Langham brings to our Board of Directors extensive experience in logistics and executive leadership gained in her 21 years serving as a leader in the logistics industry and as a member of the board of directors for multiple public companies.

John M. Roth, 52, became a Director in connection with our recapitalization in February 2005. Mr. Roth joined Freeman Spogli & Co., a private equity investment firm, in 1988 and became a general partner in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth serves as a director on the Board of El Pollo Loco, Inc., a restaurant chain. In the past five years, Mr. Roth has also served on the Boards of Directors of AFC Enterprises, Inc., a restaurant franchisor and operator, and Asbury Automotive Group, Inc., an automotive retailer. Mr. Roth brings to our board extensive experience as a board member of numerous retail and consumer businesses and has extensive experience and insights into strategic expansion opportunities, capital markets and capitalization strategies.

Charles P. Rullman, 63, became a Director in March 2005. Mr. Rullman joined Freeman Spogli & Co., a private equity investment firm, in 1995 as a general partner. Mr. Rullman retired from his position at Freeman Spogli & Co., in December 2005. From 1992 to 1995, Mr. Rullman was a general partner of Westar Capital, a private equity investment firm specializing in middle market transactions. Prior to joining Westar Capital, Mr. Rullman spent 20 years at Bankers Trust Company, a banking conglomerate, and its affiliate, BT Securities Corporation, where he was a Managing Director and Partner. Mr. Rullman has served on the boards of diverse businesses including many national and multi regional retailers, and has extensive experience and insights into strategic expansion opportunities and debt and equity financing and structuring.

Michael L. Smith, 62, became a Director in July 2005. Mr. Smith served as Executive Vice President and Chief Financial and Accounting Officer of Wellpoint, Inc., a health benefits company, until his retirement in January 2005. He served as Executive Vice President and Chief Financial Officer of Anthem, Inc., a health benefits company, from 1999 to 2004. From 1996 to 1998, Mr. Smith served as Chief Operating Officer and Chief Financial Officer of American Health Network, Inc., a former subsidiary of Anthem, Inc. He was Chairman, President and Chief Executive Officer of Mayflower Group, Inc., a transport company, from 1989 to 1995. He is a director of Kite Realty Group Trust, a REIT; Brightpoint, Inc., a global distribution and logistics company; and Vectren Corporation, a gas and electric utility. Mr. Smith brings to our Board of Directors expertise in dealing with financial and accounting matters through his prior experience in serving as chief financial officer of public companies. His experience in evaluating financial results and overseeing the financial reporting process of public companies make him a valuable resource in his role as Chairman of the Audit Committee, and as a member of our Board of Directors.

Peter M. Starrett, 63, became a Director in connection with our recapitalization in February 2005 and served as Vice Chairman of our Board from February 2005 until April 2007. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he held senior executive positions at both Federated Department Stores, a department store retailer, and May Department Stores, a department store retailer. Mr. Starrett serves on the boards of directors of Pacific Sunwear, Inc., a clothing retailer and PETCO Animal Supplies, Inc., a retailer of pet food and supplies. Mr. Starrett also has served on the board of directors of Guitar Center, a retailer of musical instruments. Mr. Starrett was selected to serve as a Director on our Board due to his extensive experience as an officer and director of both public and private companies in the retail industry.

Kathleen C. Tierney, 66, became a Director in February 2010. Ms. Tierney served as the Chief Executive Officer of Sur La Table, a privately held retailer of kitchenware and tabletop accessories, from 2004 until 2008 and as Executive Vice Chairman from 2008 to 2010. She currently serves on the board of directors of Sur La Table. Prior to joining Sur La Table, Ms. Tierney was an independent management consultant for a variety of national clients. From 1993 to 1999, Ms. Tierney held the position of Chief Executive Officer and President of Smith Hawken, the multi-channel gardening life-style company based in Mill Valley, California. From 2000 to 2004 she was a trustee at Dominican University of California, where she is now an adjunct professor in the Leadership Institute. Ms. Tierney brings to our Board of Directors extensive experience in marketing, multi-channel retailing and leadership studies.

Darell E. Zink, 64, became a Director in August 2007. Since October 2004, Mr. Zink has served as Chairman and Chief Executive Officer of Strategic Capital Partners, LLC, a real estate investment management firm. Prior to that, Mr. Zink served as Vice Chairman of Duke Realty Corporation, a real estate development and management company, from January 2004 to October 2004 and as Executive Vice President and Chief Financial Officer from October 1993 to December 2003. Prior to that, Mr. Zink was a general partner in the private company predecessor of Duke Realty Corporation from June 1982 to October 1993. Mr. Zink has served as Chief Executive Officer of HKZ Enterprises, a real estate development company, since September 2004. Presently, Mr. Zink serves as a director on the Board of Kite Realty Group Trust, a REIT. He also served as a Director at Duke Realty Corporation and Windrose Medical Properties Trust. Mr. Zink brings to our Board of Directors expertise in real estate, financial and corporate governance matters as a result of his nearly 20 years as an officer and a director of publicly traded companies.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR Proposal No. 1 to elect Mr. Throgmartin, Mr. May, Mr. Castellani, Mr. Geiger, Ms. Langham, Mr. Roth, Mr. Rullman, Mr. Smith, Mr. Starrett, Ms. Tierney and Mr. Zink as directors for a one year term.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Pursuant to our By-Laws, the Board of Directors has established five standing committees: the Audit, Compensation, Executive, Nominating and Corporate Governance and Real Estate Committees. We require a majority of our Board members and all members of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees to be independent, as defined by the NYSE listing standards and the rules and regulations of the SEC.

The Board has determined, after a review of the relationships between and among each of the Directors, the Company and its officers, and after consultation with, and upon the recommendation of, our Nominating and Corporate Governance Committee, that Lawrence P. Castellani, Benjamin D. Geiger, Catherine A. Langham, John M. Roth, Charles P. Rullman, Michael L. Smith, Peter M. Starrett, Kathleen C. Tierney and Darell E. Zink are independent, as defined by the NYSE listing standards, and that no material relationships exist between any such independent directors and us other than by virtue of their being Directors and stockholders. In addition, the Board has determined that the members of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees are independent under the NYSE listing standards for each such committee, and, with respect to the Audit Committee, Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Board of Directors met six times during fiscal 2011. The non-employee independent directors (as defined by the rules of the NYSE) met six times during fiscal year 2011 in executive session without the presence of management directors or employees of the Company. These meetings were chaired by Jerry W. Throgmartin. All Directors attended at least 75% of the Board meetings and meetings held by Committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, Board members are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. Nine of the eleven members of the Board attended the 2010 annual meeting of stockholders.

The Charters of the Audit, Compensation, Executive, Nominating and Corporate Governance and Real Estate Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our officers, Directors and employees are available on our website at www.hhgregg.com under the “Investor Relations” link. Once within the “Investor Relations” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request.

The principal functions of each of our standing Board Committees, their members and the number of meetings held in fiscal 2011 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2011
Audit Smith(1)(2) Rullman Zink	• Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.	4

Compensation Castellani(1) Roth Starrett

•    Evaluate and recommend compensation for selected senior executive officers of hhgregg;

•    Set the compensation of the CEO and review his performance against set goals;

•    Administer our equity compensation plans;

•    Evaluate and review the structure of compensation and benefits for directors, officers and employees, including setting pre-tax earnings goals and approving the payment of annual incentive awards under our incentive compensation plans; and

•    Establish and communicate to the Board and to management our general compensation philosophy, as well as considerations for determining compensation for executive officers.

		5

Nominating and Corporate Governance Rullman(1) Roth Smith

•    Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;

•    Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;

•    Evaluate the performance of the Board and Committees and report findings to the Board;

•    Nominate for Board approval the Chairman, and make recommendations to the Board regarding their respective roles;

•    Review and make recommendations for amendments to our Code of Business Conduct and Ethics;

•    Recommend to the Board and oversee the implementation of sound corporate governance principles and practices; and

•    Develop and recommend to the Board procedures for a stockholder to send communications to the Board.

		2

Real Estate(3) Starrett(1) Castellani Tierney Zink	• Review, evaluate and approve new real estate locations as proposed and requested by the Company’s management; and • Review and evaluate store and market performance and assist the Company’s management in real estate related decisions.	2

Executive Throgmartin(1) Geiger Roth	• Make decisions and evaluate issues referred to the executive committee by the Board or the Chairman of the Board; and • Act with full authority on behalf of the full Board between meetings.	6

(1)	Chairman of the Committee.
(2)	Mr. Smith currently serves on the audit committee of four public companies (including us). In accordance with our Audit Committee charter, these obligations have been disclosed to the Board. The Board determined that serving on a total of four audit committees does not impair Mr. Smith’s ability to effectively serve on our audit committee, but rather enhances his ability to serve due to the experience and perspective he brings from his service on other audit committees.
(3)	The Real Estate Committee was established by the Board of Directors in November of 2010.

Nominees for Election as Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Nominating and Corporate Governance Committee also considers nominees for director proposed by stockholders. As provided in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. The Nominating and Corporate Governance Committee’s process for evaluating nominees for director will not differ based on whether the nominee is recommended by a stockholder. To recommend a prospective nominee for the Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: hhgregg, Inc., Attention: Corporate Secretary, 4151 E. 96th Street, Indianapolis, IN, 46240. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. See “Stockholder Proposals” in this Proxy Statement for further information. Nominations must be delivered to the Secretary not less than 120 nor more than 150 days prior to the first anniversary of the date the that our Proxy Statement is delivered to stockholders in connection with the preceding year’s annual meeting. The Nominating and Corporate Governance Committee will evaluate new candidates by performing background checks, reviewing qualifications for specific skills that must be possessed by one or more of the members of the Board, and considering the extent to which the member promotes diversity among directors. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, as well as a diversity of viewpoints and experiences. The Nominating and Corporate Governance Committee will extend invitations on behalf of us to join the Board or to be nominated for election as a director.

Board Leadership Structure

Our Corporate Governance Guidelines and By-Laws allow the Board to separate the roles of Chairman and Chief Executive Officer. Immediately prior to Mr. May’s appointment as President and Chief Executive Officer, Mr. Throgmartin served as Chairman and Chief Executive Officer. At the time of Mr. May’s appointment, the Board decided to retain Mr. Throgmartin as the Executive Chairman of the Board, which will allow Mr. May, as President and Chief Executive Officer, to focus on the development and execution of our strategic priorities in addition to the day-to-day leadership and performance of the Company. Our Executive Chairman provides guidance to our Chief Executive Officer and other executive officers and focuses on board oversight responsibilities and strategic planning. In the future the Board will consider whether to maintain the separation of the roles of Executive Chairman and Chief Executive Officer.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance, the Audit Committee is charged with discussing the guidelines and policies with respect to risk assessment and risk management. The Company’s Director of Internal Audit, who reports to the Audit Committee, has developed an enterprise risk management (ERM) framework through which management has identified the key areas of risk that we face. Upon review of the risks identified by management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board, or by the full Board of Directors. The Company’s Director of Internal Audit also reviews risk areas with senior management on a regular basis.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of

Directors, hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our Corporate Secretary and forwarded to the Chairman of the Board. All such correspondence will be available to any of the directors upon request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During fiscal 2011, Michael L. Smith served as Chairman of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2011 were Charles P. Rullman and Darell E. Zink. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Smith and Mr. Zink are “audit committee financial experts,” as defined by SEC rules, and have accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for fiscal 2011 with our management. The Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Audit Committee also received regular updates, and written summaries as required by the Public Company Accounting Oversight Board rules (for tax services), on the amount of fees and scope of audit, audit-related and tax services provided by KPMG.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our fiscal 2011 Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Michael L. Smith (Chair)

Charles P. Rullman

Darell E. Zink

NON-DIRECTOR NAMED OFFICERS

The following table lists our executive officers who are not directors, as of June 22, 2011:

Name	Age	Position with our Company
Jeremy J. Aguilar	36	Chief Financial Officer
Michael G. Larimer	57	Chief Merchandising Officer
Jeffrey J. McClintic	55	Senior Vice President of Appliance Merchandising
Stephen R. Nelson	58	Chief Information Officer
Michael D. Stout	58	Chief Administrative Officer
Gregg W. Throgmartin	33	Executive Vice President and Chief Operating Officer
Charles B. Young	47	Chief Human Resources Officer

Jeremy J. Aguilar, our Chief Financial Officer, joined us in August 2005. Mr. Aguilar became our Chief Financial Officer in September 2009. He has served the Company in several roles since joining the Company in August 2005, including Interim Chief Financial Officer (March 2009—September 2009), Vice President and Controller (March 2007—March 2009) and Director of Financial Reporting (August 2005—March 2007). From July 2003 until July 2005, Mr. Aguilar served as a Manager at KPMG LLP, an accounting and consulting firm.

Michael G. Larimer, our Chief Merchandising Officer, joined us in March 1999. Mr. Larimer was named Chief Merchandising Officer in September 2009. From June 2008 through September 2009, he served as Senior Vice President of Electronics Merchandising. From 1999 to 2001 he served as the Video Merchandising Manager and was appointed Vice President of Electronics Merchandising in 2001. Prior to joining the Company, Mr. Larimer served as the Vice President of Electronics and Appliances at Sun TV & Appliances, Inc., a retailer of consumer electronics and appliances, from 1986 to 1999.

Jeffrey J. McClintic, our Senior Vice President of Appliance Merchandising, joined us in 1975. Mr. McClintic was named Senior Vice President of Appliance Merchandising in June 2008. Mr. McClintic was named Vice President of Appliance Merchandising in 2001. Other positions held by Mr. McClintic with the Company include Director of Commercial Sales, Director of Service, store manager, regional manager and buyer.

Stephen R. Nelson, our Chief Information Officer, joined us in August 2006 when he assumed this role. From 2002 through July 2006 he served as a Vice President and Division President for Telamon Corporation, a telecom resources corporation. From 1998 through 2001 he served as the Chief Information Officer and Vice President of Marketing at AFFINA, a customer service outsourcing group. From 1995 through 2000 he was a principal at Meridian Consulting Group, a consulting group.

Michael D. Stout, our Chief Administrative Officer, joined us in November 1978. Mr. Stout was named Chief Administrative Officer in October 2005. Mr. Stout served as Chief Financial Officer from 1997 to September 2005. From 1987 to 1997 he served as Treasurer and as Controller from 1986 to 1987.

Gregg W. Throgmartin, our Executive Vice President and Chief Operating Officer, joined us in October 2001. Mr. Throgmartin was named Executive Vice President and Chief Operating Officer in September 2009. Other positions held by Mr. Throgmartin with the Company include Senior Vice President of Store Operations (June 2008—September 2009), Vice President of Sales (April 2006 – June 2008), Director of Strategic Merchandising (March 2004—April 2006), Regional Manager (June 2003 – March 2004), and Store General Manager (January 2001—June 2003).

Charles B. Young, our Chief Human Resources Officer, joined us in January 2008 as Vice President of Human Resources. Mr. Young was named Chief Human Resources Officer in June 2008. Prior to joining our Company, Mr. Young served as Vice President of Human Resources Store Operations and Supply Chain for the

Sears Holding Company, a retail company, from February 2006 to December 2007. He also served in the role of Vice President of Human Resources—Sears Retail Stores (April 2005—February 2006) and the Director of Human Resources (July 2004—April 2005) while working for Sears.

There is a father-son relationship between Jerry Throgmartin, our Executive Chairman and a Director, and Gregg Throgmartin, our Executive Vice President and Chief Operating Officer. There are no other family relationships among directors and officers of the Company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Our Compensation Committee chair is Mr. Castellani. The Compensation Committee operates under a written charter adopted by the Board. Our Compensation Committee charter can be viewed by connecting to www.hhgregg.com, under the Investor Relations link.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this Proxy Statement with management, and believes that it has been prepared with integrity and objectivity and in conformity with SEC regulations. Based upon this review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Lawrence P. Castellani (Chair)

John M. Roth

Peter M. Starrett

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis describes the material elements of executive compensation including the principles underlying our executive compensation policies, decisions and other important factors relevant to an analysis of those policies and decisions. Our Compensation Committee is responsible for the oversight of these plans for executives and directors. The financial results of the Company are reflected in our executives’ awards as outlined in the Compensation Discussion and Analysis that follows.

The Compensation Discussion and Analysis is divided into three sections:

•

Compensation Philosophy, Objectives and Process. A discussion of our compensation philosophy, the objectives of our compensation programs and policies, and the process we use to determine executive compensation.

•	Key Elements of Compensation. A discussion and analysis of certain key compensation elements in our compensation program including base pay, incentives, equity and perquisites.

•

Other Compensation Matters. A discussion of programs and policies that is generally applicable to the named executive officers including executive severance, health and welfare benefits, and other perquisites.

The Compensation Discussion and Analysis should be read in conjunction with the section below entitled “Executive Compensation” where you will find a number of tables detailing specific information about compensation earned by each of our named executive officers in fiscal 2011.

Compensation Philosophy, Objectives and Process

Philosophy. We believe our success depends on our associates’ commitment to serve our customers and work as a team to deliver a superior customer purchase experience. We aim to make our compensation programs competitive, which allows us to attract and retain individuals whose skills are critical to our long-term success. We structure our compensation programs to reward and motivate superior individual and team performance among our executives and our associates in attaining business objectives and maximizing stockholder value. Our compensation awards are based on the fundamental principle of aligning the interests of our executives with those of our stockholders. The primary means for achieving this fundamental principle is incorporating the concept of “pay for performance” in our compensation programs and policies. Therefore, our executives’ compensation, while targeted to a market median overall (as described below), is heavily leveraged with a combination of long-term equity and annual cash incentive compensation, while base pay is targeted to below market median levels. We believe that our compensation programs coupled with growth and development opportunities for our executives and other associates and a positive work environment built on trust and respect help solidify our executives’ commitment to deliver a superior customer purchase experience and links our executives’ efforts to our corporate objectives and the stockholders’ interests.

Objectives. We believe our compensation programs and policies should serve to fulfill many objectives including to (i) attract and retain executives with the knowledge, entrepreneurial skills and the competencies we require; (ii) motivate these executives to execute our aggressive short and long-term business strategies successfully; (iii) reward executives for achieving superior performance and maximizing stockholder value; and (iv) maintain a flexible compensation structure with an emphasis on incentive and equity plan components in order to align the interests of executives and stockholders on short and long-term goals.

Process. The Compensation Committee is responsible for determining and approving the compensation, performance goals and achievement of goals for our executive officers based on the recommendation of our Chief Executive Officer, authorizing all rewards under the hhgregg, Inc. 2007 Equity Incentive Plan and overseeing compensation programs for executive officers. In addition, the Compensation Committee provides oversight of management’s decisions regarding the performance-based equity and non-equity compensation of our non-executive officers. The Compensation Committee reviews all proposed executive compensation plans, amendments to executive compensation plans, equity grants, and compensation packages for newly hired executive officers. The Compensation Committee’s charter, which can be found in the Investor Relations section of our website at www.hhgregg.com, details the specific objectives and responsibilities of the Compensation Committee. Decisions regarding non-equity compensation for non-executive employees are made by management.

The Compensation Committee annually reviews our compensation philosophy and objectives and oversees the design, competitiveness and effectiveness of compensation programs for our executive officers. The Compensation Committee establishes all elements of the Chief Executive Officer’s compensation and reviews and approves the Chief Executive Officer’s recommendations for adjustments to our executive officers’ base salaries, annual incentives and long-term incentives.

The Compensation Committee considers several internal factors to determine and approve our executive compensation. The material internal factors that are assessed include (i) the value of the executive officer’s position relative to other executive officer positions based on the scope of primary job responsibilities and its impact on organizational performance; (ii) the executive officer’s level of industry and functional knowledge and personal contribution to our strategic and operational success; (iii) the executive officer’s ability to lead, inspire and influence others in a positive and constructive manner; and (iv) the executive officer’s outstanding equity awards, performance-based incentives and compensation history.

For fiscal 2011, the Compensation Committee considered these material internal factors against the 2010 Retail Executive and Management Total Remuneration Report (“Remuneration Report”) prepared by the Hay Group, an independent compensation consultant. The Remuneration Report provides compensation data on a broad group of 76 retail organizations and their divisions, and provides a frame of reference for the Compensation Committee to consider as it makes decisions each year about base salary, annual incentives and long-term incentives for our executive officers. The Compensation Committee used a subset of 37 of these companies with revenues between $375 million and $4 billion in their analysis. The subset of companies in the Remuneration Report that the Compensation Committee used are set forth below.

Specifically, the Compensation Committee compared the compensation of our executive officers to the Remuneration Report’s compensation data based on job description and title. The Compensation Committee used the Remuneration Report primarily to ensure that an executive officer’s total compensation would be competitive, meaning generally within the median to slightly above median range of comparative pay of the subset of the Remuneration Report described above if we achieved our target performance levels for the annual and long-term incentive plans described below. The Compensation Committee aims to pay out incentive compensation based on the achievement of company targets at a level above the median range and base salaries at a level below the median range of compensation paid by comparable companies in the Remuneration Report. Thus, the Compensation Committee intends to set the overall compensation level of our executives at a level higher than the median level when our performance exceeds targeted levels and lower than the median level when our performance is lower than targeted levels. For fiscal 2011, the total cash compensation in the aggregate earned by our named executive officers was slightly below the median range of comparative pay in the Remuneration Report subset because the annual incentive compensation earned was less than the target level set by the Compensation Committee for fiscal 2011. For fiscal 2011, the total long term equity incentive compensation earned by our named executive officers was higher than that earned by all of the companies in the Remuneration Report subset. This was due in part to our commitment to align the compensation of our executives with the long-term interests of our stockholders, and in part due to the increase in the fair value of stock options granted on last year’s grant date when compared to prior year values.

In addition, we conducted a review of proxy statements and compensation practices of 10 geographically dispersed retailers (listed below) with revenues of $600 million to $5.8 billion to assess the competitiveness of our executive officers’ base salary, incentive compensation, equity compensation and perquisites. In this proxy review we gained insight on base salary, incentive compensation and equity programs in our industry as well as the competitiveness of our severance programs and perquisites. The Compensation Committee reviewed equity grant practices in terms of the use of restricted, cash and phantom share plans in addition to non-qualified stock options. The Compensation Committee also reviewed key perquisites offered to named executive officers. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer were matched directly to their peers in the proxy analysis, while other named executive officers were compared to the fifth highest paid named executive officer in each of the 10 retailers included in the proxy review. The fifth highest paid officer was selected as the minimum threshold for reasonable comparison because we could not directly match these officers to the proxy data by title due to the limited number of like titled officers in the proxy data. In this review, we found our base and annual incentive compensation lagged the average for this group of 10 retailers, while long term incentives were slightly greater than the average for the group. As a result of this review, we have implemented changes for fiscal 2012 to the stock compensation of our executive officers for fiscal 2012, whereby they will be eligible to receive a blend of stock options, restricted stock units and performance-based restricted stock units. We believe this shift in the types of stock compensation available to be earned by our executive officers will allow us to stay competitive in the marketplace relative to our peer group, while further aligning our executive compensation philosophy with the long term goals of our stockholders. In the event that fiscal 2012 adjusted EBITDA targets are achieved, there will not be an increase in the value of equity awards granted as long term compensation compared to what would have been earned granting stock options in prior years. If adjusted EBITDA targets are not met in fiscal 2012, however, the value of total equity awards granted will decrease because the performance-based restricted stock units will not be earned. Other compensation elements will not be adjusted as a result of the proxy analysis.

From time to time we engage external executive compensation consultants to update compensation analysis related to executive compensation.

Companies reviewed in the fiscal 2011 analyses included:

Remuneration Report Companies

Abercrombie & Fitch	Collective Brands	Pier 1 Imports
Aeropostale	DSW	Restoration Hardware
American Eagle Outfitters	FedEx Office and Print Services	rue21
Ann Taylor	GSI Commerce	Saks
Bon-Ton Stores, The	Gymboree	Stage Stores
Borders Group	Harris Teeter	Talbots
Cabela’s	Hot Topic	The Anderson’s
Carter’s	J. Crew	Tractor Supply Company
CBRL Group—Cracker Barrel Old Country	Kenneth Cole	Tween Brands
Charming Shops	Liz Claiborne	Ulta Salon
Chico’s FAS	Maidenform Brands	Williams-Sonoma
Children’s Place, The	Phillips-Van Heusen	Zales
Coach

Proxy Companies

Advance Auto Parts	Jo-Ann Stores	The Anderson’s
Cabela’s	Lumber Liquidators	Tractor Supply Company
Conn’s	Pep Boys
Dick’s Sporting Goods	Pier 1 Imports

Key Elements of Compensation

Our compensation program for named executive officers primarily consists of four elements including (i) base salary; (ii) annual incentive; (iii) long-term incentive; and (iv) health, retirement and other benefits.

Base Salary. Base salary is designed to provide a specific level of cash compensation that is fixed, competitive and appropriate for each executive officer position. The base salaries of our executive officers are reviewed annually as part of our annual compensation program review. The Compensation Committee balances the consideration of the factors described below with a review of the base salary of our executive officers as compared to base salary information found in the Remuneration Report, which provides confirmation regarding the competitiveness of our executive’s total remuneration. For each executive officer, the Compensation Committee generally aims to position base salaries below the 50th percentile of the base salary for that executive officer position for the subset of 37 retail companies surveyed in the Remuneration Report. The Company uses the 50th percentile of the base salary for a particular executive officer position as set forth in the Remuneration Report.

In establishing executive officer base salary levels and potential increases, the Compensation Committee also considers skills, experience, responsibility and annual performance evaluations. Furthermore, the Compensation Committee considers Company financial performance to set salary budgets that determine annual salary increases for executive officers. Merit increase data reported in salary budget surveys from Hay, Mercer, Towers Perrin and World at Work are also taken under consideration. The surveys reported projected 2011 executive merit increase budgets ranging from 2.7% to 3.0%.

When evaluating the performance of the Company to determine base salary, weightings are established for business metrics and leadership factors. For fiscal 2011, 50% of the performance weightings were based on Company metrics such as sales, adjusted EBITDA and selling, general and administrative expenses as well as departmental metrics. The remaining 50% was based on individual performance relative to eight defined leadership factors. The eight defined leadership factors considered by the Compensation Committee for determining base salary levels for fiscal 2011 were: (1) change initiative, (2) customer service, (3) business knowledge, (4) sense of urgency, (5) team skills, (6) developing associates, (7) problem solving skills, and (8) two-way communication skills. The same eight factors were considered for each executive officer.

As noted above, in determining base salary the Compensation Committee considers the information in the Remuneration Report, salary budget surveys, annual performance evaluations, individual performance relative to the eight defined leadership factors, salary budgets and Company financial performance. Each factor plays a role in the Compensation Committee’s overall determination of base salary. The Remuneration Report provides information as to the range of compensation in the market and factors into the determination of the overall amount of base salary. Individual performance, Company financial performance and salary budgets impact the amount of any annual increase in base salary. While these factors are considered, the Compensation Committee also exercises its judgment regarding base salary decisions for each executive officer. For example, if the Company experiences strong financial performance, but an individual executive officer has fallen short of achieving his or her individual performance expectations, the Compensation Committee may exercise its judgment in approving no increase, or a smaller salary increase, than would have been the case if the executive officer had achieved his or her individual performance expectations. Conversely, if the executive officer’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s financial performance may have failed to meet expectations.

Annual Incentive. Our annual incentive compensation plan is designed to provide a cash incentive to our executive officers to achieve and exceed annual business objectives and goals. Before the end of the first quarter of our fiscal year, the Compensation Committee establishes the goals for the relevant fiscal year, which are described below. The annual incentive compensation targets are intended to be challenging but achievable if our performance for the fiscal year exceeds adjusted EBITDA targets. The at-risk element of annual incentive compensation reinforces a flexible compensation structure with a variability that aligns the interests of our executive officers and stockholders. Generally, the Compensation Committee sets performance metrics to ensure that the minimum and maximum level of annual incentive compensation is appropriate relative to projected Company performance such that the relative difficulty of achieving the target is consistent from year to year. The Compensation Committee aims to position annual incentive compensation above the median of the incentive compensation for the comparable company subset group in the Remuneration Report. The amount of annual incentive compensation is based on a percentage of base salary for each executive officer. The target annual incentive compensation for fiscal 2011, which was established by our Compensation Committee in conjunction with our annual budgeting process was established at approximately 100% of the respective base salaries of our named executive officers.

The target level of annual incentive payout is the amount intended to be awarded if we meet our adjusted EBITDA target for the year. In fiscal 2011, the Compensation Committee established a maximum annual incentive payout of 150% of target annual incentive compensation for our named executive officers and other senior vice presidents for performance in fiscal 2011 to reward exceptional performance relative to our adjusted EBITDA target. All other executives have a maximum annual incentive payout of 120% of target. The Compensation Committee believes providing this additional incentive to our senior executive officers provides a greater reward for exceeding the Company’s targeted performance to those executives who manage our associates.

Our annual incentive compensation for executive officers is tied to the attainment of adjusted EBITDA targets that, if achieved, must also fund any annual incentive payments under the plan. We use adjusted EBITDA, which is a non-GAAP measure, to measure our performance when establishing annual incentive targets because it facilitates performance comparisons from period to period by excluding certain non-recurring or non-cash items, thereby presenting what we believe to be the most accurate measure of our core operating results at that point. The adjusted EBITDA targets are set based on planned budget and profit projections for the year as compared to the prior year’s actual results. In order to achieve a 100% target annual incentive payout for fiscal 2011, the Company needed to achieve an adjusted EBITDA target of $127.4 million inclusive of the charge associated with the annual incentive payout. The following table shows the adjusted EBITDA targets for achieving threshold, target and maximum annual incentive compensation as well as the payout at each level:

	Adjusted EBITDA	% Payout of Base Salary
Threshold	$104.7 million	25%
Target	$127.4 million	100%
Maximum	$147.5 million	150%

In fiscal 2009, the payout percentage was 34% of each executive officer’s target award, or 34% of base salary. In fiscal 2010 the payout percentage was 103% of each executive officer’s target award, or 103% of base salary. In fiscal 2011, the payout percentage was 59% of each executive officer’s target award, or 59% of base salary. Awards are not typically modified for individual performance, but if they were, positive or negative discretionary adjustments must be approved by the Compensation Committee. EBITDA may be adjusted to exclude certain items as deemed appropriate by the Compensation Committee, including asset impairments and loss related to the early extinguishment of debt.

The aggregate amount of annual incentive compensation paid to all employees (including executive officers) eligible to participate in the annual incentive compensation plan constitutes the “bonus pool” for that year. If the threshold adjusted EBITDA is achieved, the bonus pool is funded with a pro rata portion of the percentage to be funded for the level of adjusted EBITDA achieved; however if the threshold is not achieved the payout is zero. As a result, the “bonus pool” does not place any limitations on the amount of the annual incentive compensation awards and is merely a calculation of the aggregate awards that are payable based on the level of adjusted EBITDA that is achieved for that year. However, as noted above, there are caps on the maximum amount of an award for any individual participant, and the adjusted EBITDA target is inclusive of the charge associated with the annual incentive compensation. In 2011, 30.2% of the total bonus pool represented awards to named executive officers and the remaining 69.8% represented awards to other employees eligible to participate in the annual incentive compensation plan.

Long-term Incentive. Long-term incentive compensation, historically issued in the form of stock options, is designed to align the interests of our executive officers with the interests of our stockholders and our aggressive multi-year growth plan. In addition, long-term incentives set above the median practices of our peers promote an ownership culture, maximize stockholder value over time and represent our strongest generator of retention for our key executives. Although we have not adopted formal stock ownership guidelines for our executives, our executive officers collectively beneficially own 18.7% of our common stock as of June 22, 2011. In determining the number of stock options to be granted to executives, we consider the individual’s position, scope of responsibility, contribution, market practices and the value of the stock option grant in relation to other elements of the individual’s total compensation. In the review of peer practices via our proxy data analysis we found that the use of equity programs other than non-qualified stock options has become prevalent. In an effort to continue to connect our executives to the long-term success of the Company, create alignment with stockholders and to minimize dilution of stockholder equity we adopted a blend of stock options, restricted stock units and performance-based restricted stock units for fiscal 2012.

The hhgregg, Inc. 2007 Equity Incentive Plan, or the Equity Incentive Plan, authorizes us to grant incentive and nonstatutory options, restricted stock, stock appreciation rights, restricted stock units, performance restricted stock units and stock grants to our officers, directors, consultants and key employees. Our Compensation Committee oversees the administration of our Equity Incentive Plan under which 2,625,338 shares have been granted as of March 31, 2011. The Compensation Committee is authorized to grant up to 6,000,000 shares of our common stock under the Equity Incentive Plan. Of this number, 3,374,662 are available for grant as of March 31, 2011.

The Compensation Committee has historically granted stock options, rather than other forms of equity awards, under the Equity Incentive Plan. Stock options are issued at the closing price of our common stock on the date of grant, as quoted on the NYSE. The Compensation Committee has never granted options with an exercise price that was less than the closing price of the Company’s common stock on the grant date, nor has it granted options that are priced on a date other than the grant date. All of the stock options granted to our named executive officers have been non-qualified options that vest in three annual installments beginning on the first anniversary of the date of grant and terminate on the seven-year anniversary of the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Historically, the Compensation Committee has granted stock options at the commencement of an executive’s employment or at the time of the Compensation Committee’s regularly scheduled meeting occurring sometime between February and May. The majority of our stock option grants are made annually as part of a long-term incentive award program, with the grant date specified in advance as part of a Compensation Committee resolution. We have never granted, nor do we ever intend to grant, options immediately prior to, or simultaneous with, the release of material, non-public information. In fiscal 2011, 32.3% of options granted to all of our employees were awarded to named executive officers.

Beginning in fiscal 2012, our named executive officers and certain other members of management will be eligible to receive restricted stock units and performance-based restricted stock units as part of their overall long term incentive package. Restricted stock units will vest in full three years from their grant date. Performance-based restricted stock units will be earned or forfeited based on the achievement of an adjusted EBITDA target set by the Board of Directors for the year of the grant. Earned performance-based restricted stock units vest in three years.

Health, Retirement and Other Benefits. We provide our executive officers with perquisites and benefits that the Compensation Committee deems reasonable and consistent with our overall executive compensation philosophy and programs and common practices in the retail industry. These programs are reviewed by the Compensation Committee annually to ensure they support the attraction and retention of executive officers, and to ensure the programs continue to be reasonable and competitive.

Executive officers are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible associates of the Company. Generally, an executive’s ability to accumulate retirement savings through the 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees. Thus, we offer a non-qualified deferred compensation plan to key employees including our executive officers, which provides unfunded, non-tax qualified deferred compensation benefits. A participant in the non-qualified deferred compensation plan is credited annually with a percentage of the participant’s base salary that varies in accordance with the achievement of a financial target as described below and the participant’s employment classification, as well as an interest credit on the preceding end of year balance, as established by the Compensation Committee. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. For fiscal 2011, our named executive officers who had become eligible in the plan, with a minimum of one year of continuous service in an eligible position, each earned a plan contribution equal to 7.0% of their respective base salaries for achieving an adjusted EBITDA percentage greater than the target of 5.0%, but less than the maximum of 5.5%, expressed as a percentage of net sales. In addition, each eligible, named executive officer also received an interest credit of 3.25% on his accumulated plan balance as of April 1, 2010, on the same basis as our other eligible key employees. The Compensation Committee sets the interest rate based on the recommendation of management and has approved a 3.25%, 5.0% and 5.0% interest rate for each of fiscal 2011, fiscal 2010 and fiscal 2009, respectively. We believe that this program plays an important role in attracting and retaining executive talent.

Our executives are eligible to participate in all of our associate benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance and employee discount, in each case on the same basis as our other eligible employees. For fiscal 2011, our named executive officers were entitled to $300,000 in additional life insurance coverage the premiums for which were paid by us. Upon termination, the executive may continue the coverage at his own expense. The cost of both employment and post-employment benefits is partially borne by the employee, including named executive officers.

Other Compensation Matters

Executive Employment Agreements. In addition to the other compensation elements described in this proxy statement, we have employment agreements with certain executives, aligned with the practices of other companies in the retail industry. The employment agreements include certain provisions providing for the payment of severance benefits in certain circumstances. The amounts of the severance benefits set forth in these employment agreements were considered as part of each executive officer’s overall compensation package and were deemed to be within the range of reasonable severance or change-in-control benefits for executive officers based on market practices. These employment agreements are intended to preserve morale, productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, the agreements are intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders without undue concern over whether the transactions may put the executive’s employment at risk. Additional information regarding these employment agreements and the potential payments due under these agreements can be found below in the sections titled “Employment Agreements” and “Potential Payments Upon Termination or Changes in Control.”

Perquisites. We provide named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better attract and retain talented executives. The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to named executive officers.

As of fiscal 2010, the Compensation Committee eliminated a clause in the employment agreement of Jerry W. Throgmartin, our Executive Chairman and a Director, that had allowed for personal aircraft usage up to 20 hours per year at the Company’s expense. Mr. Throgmartin may use the aircraft for personal use at his own expense. The personal use of the aircraft by Mr. Throgmartin is described further under the 2011 Summary Compensation Table in the “Executive Compensation” section. In addition, Dennis L. May, our President and Chief Executive Officer, and Gregg W. Throgmartin, our Executive Vice President and Chief Operating Officer, receive a monthly auto allowance to defray travel costs incurred in store and distribution center visits, which is disclosed in the 2011 Summary Compensation Table.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our named executive officers, excluding the Chief Financial Officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Accounting Treatment. We account for stock-based awards based on their grant date fair value, as determined under accounting guidance on stock compensation. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award. If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest based upon performance.

Compensation Committee Interlocks and Insider Participation. None of our executive officers currently serves on the Compensation Committee or Board of Directors of any other company of which any member of our Compensation Committee or Board of Directors is an executive officer.

Risk

The Compensation Committee is responsible for reviewing and overseeing compensation and benefits programs and policies applicable to the named executive officers and other executives and managers. We do not believe that our compensation policies and practices include any components that are reasonably likely to have any adverse material impact on the Company. In reaching this conclusion we considered factors such as:

•	Our compensation program includes a blend of both fixed and variable compensation.

•

The annual incentive and long term incentive plan are designed to reward both short-term and long-term results. This design mitigates an incentive for short-term risk taking that would be detrimental to our long-term interests.

•

Maximum incentive plan payouts are capped at 150% of target for named executive officers and other senior vice presidents and 120% of target for other executives. These limits are market based, conservative and mitigate excessive risk taking, since the maximum awards are limited under our plan.

•

A significant percentage of executive officer incentive compensation is based on our overall performance. This limits any actions that would maximize the performance on one Company department, at the detriment of the other.

•

While our executive officers are not subject to stock ownership guidelines, they collectively hold 18.7% of our outstanding shares of common stock as of June 22, 2011. We believe their large, long-term stake in the Company ensures that they consider the interests of the Company and the stockholders and discourages excessive risk taking that could negatively impact the price of our common stock.

•

Our incentive compensation programs are designed with payout curves that are relatively smooth, and do not contain any “cliffs” that might encourage executives to adopt risk in order to exceed the next payout hurdle.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning fiscal 2011, 2010 and 2009 compensation of our Chief Executive Officer and Chief Financial Officer and the three other most highly compensated executive officers whose aggregate fiscal 2011 compensation was at least $100,000 for services rendered in all capacities.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other Compensation ($)(3)	Total ($)
Jerry W. Throgmartin	2011	$300,000	$—	$—	$338,372	$32,134	$12,121	$682,627
Executive Chairman(4)	2010	$300,000			$196,693	$36,314	$39,297	$572,304
	2009	$315,000			$227,716	$44,585	$50,073	$637,374

Dennis L. May	2011	$450,000	$—	$—	$845,929	$306,419	$19,446	$1,621,794
President and Chief	2010	$400,000			$655,643	$452,467	$18,471	$1,526,581
Executive Officer(4)	2009	$310,000			$227,716	$146,797	$12,498	$697,011

Jeremy J. Aguilar	2011	$270,300	$—	$—	$451,162	$180,451	$11,235	$913,148
Chief Financial Officer(5)	2010	$265,000			$286,353	$293,624	$9,816	$854,793
	2009	$145,000			$236,964	$52,807	$10,787	$445,558

Gregg W. Throgmartin	2011	$280,500	$—	$—	$563,953	$188,879	$16,829	$1,050,161
Executive Vice President and	2010	$275,000			$417,481	$307,077	$15,462	$1,015,020
Chief Operating Officer	2009	—			—	—	—	—

Michael G. Larimer	2011	$265,200	$—	$—	$391,267	$181,342	$11,174	$848,983
Chief Merchandising Officer	2010	$260,000			$351,917	$294,379	$8,182	$914,478
	2009	—			—	—	—	—

Michael D. Stout	2011	$262,500	$—	$—	$338,372	$181,296	$12,127	$794,295
Chief Administrative Officer(6)	2010	$260,000			$196,693	$296,922	$8,677	$762,292
	2009	$255,000			$129,564	$121,388	$10,541	$516,493

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic ASC 718, and do not correspond to the actual value that will be realized by the named executive officers. Please refer to footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2011 filed with the SEC on May 26, 2011 for a discussion of the relevant assumptions to determine the option award value at the grant date. The significant increase in the value of stock options granted during fiscal 2011 compared to fiscal 2010 is primarily due to the increase in the estimated fair value of the options at their grant date, which averaged $11.10 for fiscal 2011 and $6.75 for fiscal 2010.
(2)	This amount includes both amounts earned under the “Company Officer Personal Annual Incentive Awards Plan,” or our annual incentive plan and the Non-Qualified Deferred Compensation Plan. All executives other than the Executive Chairman participate in the annual incentive plan. For 2011, the actual amounts earned by each of the named executive officers under the annual incentive plan and the Non-Qualified Deferred Compensation Plan were as follows:

	Annual Incentive Plan	Non-Qualified Deferred Compensation Plan	Total
Jerry W. Throgmartin	$—	$32,134	$32,134
Dennis L. May	$265,500	$40,919	$306,419
Jeremy J. Aguilar	$159,477	$20,974	$180,451
Gregg W. Throgmartin	$165,495	$23,384	$188,879
Michael G. Larimer	$156,468	$24,874	$181,342
Michael D. Stout	$154,875	$26,421	$181,296

Please refer to the “2011 Grants of Plan-Based Awards” table, “Compensation Discussion and Analysis” and “2011 Non-Qualified Deferred Compensation” table for more information. Amounts earned under the Annual Incentive Plan during fiscal 2011 were less than what was earned in fiscal 2010 due to the Company’s performance against adjusted EBITDA targets in each respective year. During fiscal 2011 the amount earned under the Annual Incentive Plan was 59% of target, compared to fiscal 2010 in which 103% of target was earned.

(3)	The following chart is a summary of the items that are included in the “All Other Compensation” totals:

	Fiscal Year	Personal Use of Company Plane	Tax Reimbursement(a)	Company Contributions to a Defined Contribution Plan	Other(b)	Total
Jerry W. Throgmartin	2011	$—	$—	$4,125	$7,996	$12,121
	2010	$16,296	$11,254	$4,067	$7,680	$39,297
	2009	$22,132	$15,285	$4,271	$8,385	$50,073

Dennis May	2011	$—	$—	$4,250	$15,196	$19,446
	2010	$—	$—	$3,880	$14,591	$18,471
	2009	$—	$—	$3,343	$9,155	$12,498

Jeremy J. Aguilar	2011	$—	$—	$3,239	$7,996	$11,235
	2010	$—	$—	$2,545	$7,271	$9,816
	2009	$—	$—	$1,791	$8,996	$10,787

Gregg W. Throgmartin	2011	$—	$—	$4,033	$12,796	$16,829
	2010	$—	$—	$4,104	$11,358	$15,462

Michael G. Larimer	2011	$—	$—	$3,178	$7,996	$11,174
	2010	$—	$—	$3,308	$4,874	$8,182

Michael D. Stout	2011	$—	$—	$4,131	$7,996	$12,127
	2010	$—	$—	$3,803	$4,874	$8,677
	2009	$—	$—	$3,888	$6,653	$10,541

(a)	Tax reimbursements represent Mr. Throgmartin’s personal use of our leased plane as provided in his employment agreement. See “Employment Agreements”.
(b)	Represents amounts paid for life insurance premiums, short term disability premiums, executive health premiums and car allowance (if applicable).
(4)	Mr. Throgmartin was our Chairman and Chief Executive Officer and Director until August 5, 2009 when Mr. May was appointed President and Chief Executive Officer. Neither Mr. Throgmartin nor Mr. May receives any compensation for his service on our Board of Directors. Mr. May received a raise in fiscal 2010 commensurate with his new role and responsibilities upon his promotion to President and Chief Executive Officer.
(5)	Mr. Aguilar was named interim Chief Financial Officer on March 17, 2009 and Chief Financial Officer in September 2009. The 2009 information provided represents Mr. Aguilar’s compensation for all of fiscal 2009. Mr. Aguilar received a raise in fiscal 2010 commensurate with his new role and responsibilities upon his promotion to Chief Financial Officer.
(6)	The increase in the total compensation in fiscal 2010 as compared to fiscal 2009 for Mr. Stout was due to: (i) an increase in the value of the stock options granted to Mr. Stout which was primarily the result of the Company’s higher stock price in June 2008 as compared to June 2009; and (ii) an increase in Mr. Stout’s earned annual incentive plan award as the Company achieved an Adjusted EBITDA target in fiscal 2010 corresponding to an award equal to 103% of target as compared to an award equal to 34% of target in fiscal 2009.

2011 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to named executive officers for fiscal 2011.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards
			Threshold ($)		Target ($)		Maximum ($)
Jerry W. Throgmartin	6/3/2010	(3)	$—	(1)	$—	(1)	$—	(1)	—	30,000	(3)	$28.31	$338,372	(4)
Executive Chairman			$—		$32,134	(2)	$41,134	(2)

Dennis L. May	6/3/2010	(3)	$112,500	(1)	$450,000	(1)	$675,000	(1)	—	75,000	(3)	$28.31	$845,929	(4)
President and Chief Executive Officer			$—		$40,919	(2)	$54,419	(2)

Jeremy J. Aguilar	6/3/2010	(3)	$67,575	(1)	$270,300	(1)	$405,450	(1)	—	40,000	(3)	$28.31	$451,162	(4)
Chief Financial Officer			$—		$20,974	(2)	$29,083	(2)

Gregg W. Throgmartin	6/3/2010	(3)	$70,125	(1)	$280,500	(1)	$420,750	(1)	—	50,000	(3)	$28.31	$563,953	(4)
Executive Vice President and Chief Operating Officer			$—		$23,384	(2)	$31,799	(2)

Michael G. Larimer	6/3/2010	(3)	$66,300	(1)	$265,200	(1)	$397,800	(1)	—	35,000	(3)	$28.31	$391,267	(4)
Chief Merchandising Officer			$—		$24,874	(2)	$32,830	(2)

Michael D. Stout	6/3/2010	(3)	$65,625	(1)	$262,500	(1)	$393,750	(1)	—	30,000	(3)	$28.31	$338,372	(4)
Chief Administrative Officer			$—		$26,421	(2)	$34,296	(2)

(1)	All executives other than the Executive Chairman participate in the “Company Officer Personal Annual Incentive Award Plan,” or annual incentive plan. The “Threshold” amount represents the amounts that would be paid to the named executive officer if our performance meets a minimum level of adjusted EBITDA. If this minimum level of adjusted EBITDA is not achieved, the named executive officer receives no annual incentive award. The “Target” amount represents the amounts that would be paid to the named executive officers if our performance meets the target level of adjusted EBITDA as more fully described in the “Compensation Discussion and Analysis” section. The “Maximum” amounts represent the amounts that would have been paid if our performance exceeded the adjusted EBITDA target by a certain amount. Earned annual incentive awards are paid out in the first quarter of the subsequent fiscal year.
(2)	In April 2000, we adopted the Gregg Appliances Non-Qualified Deferred Compensation Plan which provides unfunded, non-tax qualified deferred compensation benefits for selected executives. We provide varying levels of annual contributions under the plan on behalf of the employee based on our performance targets. In a given year, if the performance target is not met, no contribution is made on behalf of the employee by us. In addition, we also contribute interest at an interest rate decided by the Compensation Committee based on the employee’s aggregate balance at the beginning of each fiscal year. For fiscal year 2011, the executives’ accounts were credited at the target amount under the plan, 7% of the participant’s base salary, plus interest. The maximum amounts shown in the table represent 10% of the executive’s base salary plus interest. We credited each executive’s account interest of 3.25% on the beginning balance of each executive’s account at April 1, 2010.
(3)	The options were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The shares subject to the option vest in equal installments over three years commencing on the first anniversary of the date of grant. The option has a seven-year term from the date of grant, subject to earlier expiration if the executive’s employment terminates.
(4)	Represents the full fair value of options granted during fiscal 2011 as of the date of grant under the hhgregg, Inc. 2007 Equity Incentive Plan. Please refer to footnote 7 of the notes to the consolidated financial statements included in our 2011 Annual Report for discussion of the relevant assumptions to determine the option award value at the grant date.

Outstanding Equity Awards at Fiscal Year-End

Option Awards

The following table summarizes information regarding option awards granted to our named executive officers that remain outstanding as of March 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date (1)	Option Expiration Date
Jerry W. Throgmartin	40,000	—	$5.85	9/8/2006	9/8/2013
Executive Chairman	50,000	—	$13.00	7/19/2007	7/19/2014
	33,334	16,666	$12.25	6/10/2008	6/10/2015
	10,000	20,000	$14.67	6/10/2009	6/10/2016
	—	30,000	$28.31	6/3/2010	6/3/2017

Dennis L. May	26,666	—	$5.85	9/8/2006	9/8/2013
President and Chief Executive Officer	50,000	—	$13.00	7/19/2007	7/19/2014
	33,334	16,666	$12.25	6/10/2008	6/10/2015
	33,334	66,666	$14.67	6/10/2009	6/10/2016
	—	75,000	$28.31	6/3/2010	6/3/2017

Jeremy J. Aguilar	4,500	—	$7.50	8/30/2005	8/30/2012
Chief Financial Officer	4,500	—	$10.00	8/30/2012	8/30/2012
	6,666	—	$5.85	9/8/2006	9/8/2013
	36,000	—	$7.50	2/8/2007	2/8/2014
	12,000	—	$13.00	7/19/2007	7/19/2014
	6,667	3,333	$12.25	6/10/2008	6/10/2015
	6,667	13,333	$14.67	6/10/2009	6/10/2016
	6,667	13,333	$17.73	10/1/2009	10/1/2016
	—	40,000	$28.31	6/3/2010	6/3/2017

Gregg W. Throgmartin	8,000	—	$5.85	9/8/2006	9/8/2013
Executive Vice President and Chief Operating Officer	30,000	—	$13.00	7/19/2007	7/19/2014
	13,334	6,666	$12.25	6/10/2008	6/10/2015
	13,334	26,666	$14.67	6/10/2009	6/10/2016
	6,667	13,333	$17.73	10/1/2009	10/1/2016
	—	50,000	$28.31	6/3/2010	6/3/2017

Michael G. Larimer	30,000	—	$7.50	7/26/2005	7/26/2012
Chief Merchandising Officer	50,000	—	$10.00	7/26/2005	7/26/2012
	20,000	—	$13.00	7/19/2007	7/19/2014
	13,334	6,666	$12.25	6/10/2008	6/10/2015
	10,000	20,000	$14.67	6/10/2009	6/10/2016
	6,667	13,333	$17.73	10/1/2009	10/1/2016
	—	35,000	$28.31	6/3/2010	6/3/2017

Michael D. Stout	45,000	—	$10.00	7/26/2005	7/26/2012
Chief Administrative Officer	30,000	—	$13.00	7/19/2007	7/19/2014
	16,667	8,333	$12.25	6/10/2008	6/10/2015
	10,000	20,000	$14.67	6/10/2009	6/10/2016
	—	30,000	$28.31	6/3/2010	6/3/2017

(1)	All options vest in three equal installments on the first three anniversaries of the date of the grant.

2011 Option Exercises and Stock Vested

The following table provides information regarding options and stock held by the named executive officers that were exercised or vested during the fiscal year ended March 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jerry W. Throgmartin	760,000	$17,742,200	$—	$—
Executive Chairman

Dennis L. May	317,334	$7,306,624	$—	$—
President and Chief Executive Officer

Gregg W. Throgmartin	260,000	$6,069,700	$—	$—
Executive Vice President and Chief Operating Officer

Jeremy J. Aguilar	15,334	$224,278	$—	$—
Chief Financial Officer

Michael G. Larimer	23,333	$392,827	$—	$—
Chief Merchandising Officer

Michael D. Stout	105,000	$1,750,315	$—	$—
Chief Administrative Officer

2011 Non-Qualified Deferred Compensation

The following table sets forth certain information regarding the non-qualified deferred compensation of the named executive officers for the fiscal year ended March 31, 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jerry W. Throgmartin	$—	$21,000	$11,134	$—	$374,723
Executive Chairman
Dennis L. May	$—	$31,500	$9,419	$—	$330,733
President and Chief Executive Officer
Jeremy J. Aguilar	$—	$18,921	$2,053	$—	$84,130
Chief Financial Officer
Gregg W. Throgmartin	$—	$19,635	$3,749	$—	$138,749
Executive Vice President and Chief Operating Officer
Michael G. Larimer	$—	$18,564	$6,310	$—	$219,033
Chief Merchandising Officer
Michael D. Stout	$—	$18,375	$8,046	$—	$273,987
Chief Administrative Officer

(1)	See description of the Non-Qualified Deferred Compensation Plan in the “2011 Grants of Plan Based Awards” section. Our contributions and aggregate earnings in fiscal 2011 in the “Non-Qualified Deferred Compensation Table” are also included in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.”
(2)	Simple interest is calculated based on an interest rate of 3.25% applied to the balance as of April 1, 2010.

Executive officers are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible associates of the Company. Generally, an executive’s ability to accumulate retirement savings through the 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees. Thus, we offer a non-qualified deferred compensation plan to key employees including our executive officers, which provides unfunded, non-tax qualified deferred compensation benefits. A participant in the non-qualified deferred compensation plan is credited annually with a percentage of the participant’s base salary that varies in accordance with the achievement of a financial target as described below and the participant’s employment classification, as well as an interest credit on the preceding end of year balance, as established by the Compensation Committee. Vesting occurs when the participant reaches age 55 while still employed; or after ten years of continuous service; or on death or disability. Accounts are forfeited upon a termination for cause. Benefits are payable in one lump sum in cash upon the later of termination of employment or the attainment of age 55. For fiscal 2011, our named executive officers who had become eligible in the plan, with a minimum of one year of continuous service in an eligible position, each earned a plan contribution equal to 7.0% of their respective base salaries for achieving an adjusted EBITDA percentage greater than the target of 5.0%, but less than the maximum of 5.5%, expressed as a percentage of net sales. The following table shows the adjusted EBITDA targets for achieving the threshold and target plan contributions in 2011 as well as the payout at each level (the target level is also the threshold level):

	Adjusted EBITDA, as a percentage of net sales	% Payout of Base Salary
Target	5.0%	7.0%
Maximum	5.5%	10.0%

In addition, each eligible, named executive officer also received an interest credit of 3.25% on his accumulated plan balance as of April 1, 2010, on the same basis as our other eligible key employees. The

Compensation Committee sets the interest rate based on the recommendation of management and has approved a 3.25%, 5.0% and 5.0% interest rate for fiscal 2011, fiscal 2010 and fiscal 2009, respectively. The aggregate balance for all participants in the plan as of March 31, 2011, 2010 and 2009 was approximately $6.1 million, $5.4 million and $4.8 million, respectively. We believe that this program plays an important role in attracting and retaining executive talent.

Employment Agreements

In February of 2005, the Company entered into employment agreements with Jerry W. Throgmartin, Executive Chairman and Dennis L. May, President and Chief Executive Officer. The agreement with Mr. Throgmartin was amended on April 12, 2007, December 29, 2008 and again on August 12, 2009. The agreement with Mr. May was amended on December 30, 2008 and again on August 12, 2009. When we refer to the employment agreements below, we are referring to the employment agreements, as amended.

Each of the employment agreements provides for a two-year term that extends automatically. The employment agreements provide for a base salary of $300,000 for the first year, subject to increase, for Mr. Throgmartin and $250,000 for the first year, subject to increase, for Mr. May. In addition, each of Messrs. Throgmartin and May participates in our benefit and welfare plans, programs and arrangements that are generally available to our executives. Pursuant to the terms of the employment agreements, if we terminate the executive without “cause,” the executive will receive (i) a continuation of his base salary for the remainder of the term of the employment agreement paid over the remaining term of the agreement consistent with customary payroll practices, (ii) a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination, and (iii) a pro-rated annual incentive award for the year in which the executive was terminated. In the event of death, each of the employment agreements provides that the estate of the executive shall receive a continuation of his base salary for the remainder of the term of the employment agreement. In the event of disability, each of the employment agreements provides that the executive shall be entitled to disability benefits in accordance with our standard policy.

For purposes of the employment agreements, “cause” means the executive’s (i) repeated failure to perform his duties in a manner reasonably consistent with the criteria established by our Board of Directors and communicated to the executive after written notice and an opportunity to correct his conduct; (ii) breach of any statutory, contractual or common law duty of loyalty or care or other conduct that demonstrates dishonesty or deceit in his dealings with us; (iii) misconduct which is material to the performance of his duties to us, including the disclosure of confidential information or a breach of his non-competition or non-solicitation obligations; (iv) conduct causing or aiding a breach by us of our agreement under the stockholders agreement not to terminate our independent auditors or engage any outside auditor or any other accounting firm to perform any non-audit services for us; or (v) commission of any crime involving moral turpitude or any felony.

Mr. Throgmartin’s employment agreement contains covenants prohibiting Mr. Throgmartin until the later of October 19, 2010 or for so long as he receives severance benefits from us, from competing with us in the contiguous United States and from soliciting our employees for employment. Mr. Throgmartin’s employment agreement provides that he is entitled to a reasonable number of vacation days per year and to participate in our health plan until age 65 so long as he pays the related premium cost after he is no longer our employee. In addition, we have agreed to assign to Mr. Throgmartin our interest in a key-man life insurance policy on his life after he is no longer employed by us. After this assignment, Mr. Throgmartin will pay the premiums for this policy.

Mr. May’s employment agreement contains covenants prohibiting him, until the later of October 19, 2007, or for so long as he receives severance benefits from us, from competing with us in the states in which we have or plan to have stores, and all states contiguous to such states, and from soliciting our employees for employment.

Effective June 1, 2008, we entered into officer employment agreements with Michael G. Larimer, Jeffrey J. McClintic, Stephen R. Nelson, Michael D. Stout, Gregg W. Throgmartin, and Charles B. Young. Effective September 12, 2009, we entered into an officer employment agreement with Jeremy J. Aguilar in connection with his promotion to Chief Financial Officer. The employment agreements provide that the executive’s base salary and annual cash incentive award shall be determined by mutual agreement between us and the executive and subsequently may be adjusted from time to time by us. In addition, each of the executives is entitled to participate in our benefit and welfare plans that are generally available to our other employees. Pursuant to the terms of the employment agreements, if the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period.

For purposes of the employment agreements, “cause” means (i) executive’s failure or refusal to perform specific lawful directives of our senior officers, (ii) dishonesty of the executive affecting us, (iii) violation of any company policy, (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of executive’s duties and responsibilities, (v) executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) any misconduct of the executive resulting in material loss to us or material damage to our reputation or theft or defalcation from us, (vii) executive’s neglect or failure to substantially perform executive’s material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the employment agreements, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving us as a result of which our stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction, (ii) a disposition of more than 25% of our assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of our voting securities.

The employment agreements contain covenants prohibiting the executive from competing with us in any state in which we have a store or in which the executive engaged in any business on our behalf and within a 50-mile radius of any company store or distribution center and from soliciting any of our employees for employment or soliciting business relationships to terminate their relationship with us during the 12-month period following the termination of such executive’s employment. The employment agreements also require the executive to deliver an agreement releasing certain claims against us in order to receive severance payments.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with our named executive officers that require us to provide compensation and/or other benefits to each named executive officer in the event of the termination of the named executive officer’s employment under certain circumstances. The table below sets forth the amounts payable to each named executive officer assuming the executive officer’s employment was terminated on March 31, 2011.

Except as otherwise expressly indicated, the amounts set forth in the table below do not represent actual amounts a named executive officer would receive if his employment were terminated, but generally represent only estimates, based on the assumptions provided in the footnotes to the table. The amounts set forth in the table are based on the benefit plans and employment agreements that were in effect on March 31, 2011. Payments that we make in the future upon an executive’s termination will be based upon benefit plans and employment agreements in effect at that time, and the terms of any such future plans and employment agreements may be materially different than the terms of our benefit plans and employment agreements at March 31, 2011.

Executive and Benefits	Voluntary Termination, Retirement or For Cause (a)	Disability	Death	Termination by Company Without Cause	Voluntary Resignation by the Executive Following a Change of Control
Jerry W. Throgmartin
Salary Continuation(b)	$—	$—	$600,000	$600,000	$—
Non-Equity Incentive Plan Compensation(c)	$—	$374,723	$374,723	$374,723	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(e)	$—	$—	$—	$40,332	$—
Total	$—	$374,723	$974,723	$1,015,055	$—

Dennis L. May
Salary Continuation(b)	$—	$—	$900,000	$900,000	$—
Non-Equity Incentive Plan Compensation(c)	$—	$780,733	$780,733	$780,733	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(e)	$—	$—	$—	$40,332	$—
Total	$—	$780,733	$1,680,733	$1,721,065	$—

Jeremy J. Aguilar
Salary Continuation(f)	$—	$—	$—	$270,300	$270,300
Non-Equity Incentive Plan Compensation(g)	$—	$84,130	$84,130	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(h)	$—	$—	$—	$20,166	$20,166
Total	$—	$84,130	$84,130	$290,466	$290,466

Gregg W. Throgmartin
Salary Continuation(f)	$—	$—	$—	$280,500	$280,500
Non-Equity Incentive Plan Compensation(g)	$—	$138,749	$138,749	$138,749	$138,749
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(h)	$—	$—	$—	$20,166	$20,166
Total	$—	$138,749	$138,749	$439,415	$439,415

Michael G. Larimer
Salary Continuation(f)	$—	$—	$—	$265,200	$265,200
Non-Equity Incentive Plan Compensation(g)	$—	$219,033	$219,033	$219,033	$219,033
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(h)	$—	$—	$—	$20,166	$20,166
Total	$—	$219,033	$219,033	$504,399	$504,399

Michael D. Stout
Salary Continuation(f)	$—	$—	$—	$262,500	$262,500
Non-Equity Incentive Plan Compensation(g)	$—	$273,987	$273,987	$273,987	$273,987
Stock Options(d)	$—	$—	$—	$—	$—
Healthcare(h)	$—	$—	$—	$20,166	$20,166
Total	$—	$273,987	$273,987	$556,653	$556,653

(a)

Termination for cause, voluntary resignation or retirement makes an executive ineligible to receive base salary or to participate in any employee benefit plans for the remainder of the term of the employment agreement, except for the right to receive benefits that have vested under any such plan.

(b)	Each of Messrs. Throgmartin and May is eligible to receive his then current base salary for the remainder of the term of the employment agreement upon a termination by us without cause or upon his death. Upon the death of an executive, the base salary for the remainder of the term of the employment agreement will be paid to the executive’s beneficiary or estate.
(c)	An executive is entitled to receive a pro-rata share of the annual incentive for the portion of the year during which the executive was employed if he is terminated by us without cause. If the executive is terminated for cause, he is not entitled to any annual incentive award for the fiscal year during which the termination occurs. This amount includes both amounts earned under the Annual Incentive Award Plan and the Non-Qualified Deferred Compensation Plan. Mr. Throgmartin does not participate in the Annual Incentive Award Plan. See the “2011 Grants of Plan Based Awards Table” and “Compensation Discussion and Analysis” for more information.
(d)	Upon a termination of employment or the death of the executive, the options terminate, except that options can be exercised to the extent that the options were exercisable on the date of termination. The options can be exercised for the following periods: (i) 90 days, following termination by us or the voluntary resignation of the executive or (ii) 120 days following the death or disability of the executive. If the executive is terminated by us for cause, the options terminate immediately. See “Outstanding Equity Awards at Fiscal Year End” and “2011 Grants of Plan Based Awards” for more information.
(e)	Upon a termination without cause, the executive is entitled to receive a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination.
(f)	If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary.
(g)	The executive is not entitled to any annual incentive award for the fiscal year during which the death, disability or termination for any other reason occurs. Vesting in the Non-Qualified Deferred Compensation Plan occurs when the participant reaches age 55 while still employed by the Company; or after ten years of continuous service; or on death or disability. Benefits earned under the Non-Qualified Deferred Compensation Plan are payable in one lump sum in cash upon the later of (i) termination of employment due to disability, death or by the Company without cause, or (ii) attainment of age 55.
(h)	If the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. The executive is also entitled to receive disability benefits in accordance with the standard disability policy maintained by the Company.

2011 Director Compensation

Directors who are also our employees or who beneficially own, or are employees of entities or affiliates of entities that beneficially own, more than 20% of our common stock, receive only reimbursement for out-of-pocket expenses for their service on our Board of Directors. Each director who is not our employee or who does not beneficially own, or is not an employee of an entity or affiliate of an entity that beneficially owns, more than 20% of our common stock receives an annual retainer of $50,000 and an annual grant of 10,000 options to purchase common stock. New Directors also receive an initial grant of 10,000 options upon appointment to our Board of Directors. The Chairman of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees receive an additional annual retainer of $10,000.

The following table summarizes compensation paid to non-employee Directors in fiscal 2011:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	Total ($)
Lawrence Castellani	$60,000		$112,791	$172,791
Cathy Langham	$50,000		$112,791	$162,791
Charles P. Rullman	$60,000		$112,791	$172,791
Michael L. Smith	$60,000		$112,791	$172,791
Peter M. Starrett	$54,167	(2)	$112,791	$166,958
Kathleen C. Tierney	$50,000		$112,791	$162,791
Darell E. Zink	$50,000		$112,791	$162,791

(1)	These amounts reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic ASC 718, and do not correspond to the actual value that will be realized by the named Directors. See footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2011 filed with the SEC on May 26, 2011 for a discussion of the relevant assumptions made in these valuations. For the total number of shares of common stock held by each non-employee Director as of June 22, 2011, see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.
(2)	Mr. Starrett was named chairman of the Real Estate Committee effective November 8, 2010, and therefore received a pro-rata share of his annual chairman’s retainer during fiscal 2011.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about our common stock that may be issued under our equity compensation plans as of March 31, 2011:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options (#)		Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (#)
Equity compensation plans approved by securities holders	3,600,243	(1)	$15.20	3,374,662
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	3,600,243		$15.20	3,374,662

(1)	Consists of 974,905 options issued pursuant to the Gregg Appliances Inc. 2005 Stock Option Plan and 2,625,338 options issued pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of June 22, 2011 by:

•	each person who beneficially owns more than 5% of our common stock;

•	each of our named executive officers;

•	each member of the Board; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change of control of our Company. Unless otherwise indicated in the footnotes below, the address of each of the stockholders is c/o hhgregg, Inc., 4151 East 96th Street, Indianapolis, IN 46240.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after June 22, 2011 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.

The percentages of common stock beneficially owned are based on 38,520,541 shares of our common stock outstanding as of June 22, 2011.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number	Percent
Freeman Spogli & Co. (1)	13,475,981	35.0%
John M. Roth (2)	13,475,981	35.0%
Jerry W. Throgmartin (3)	2,855,635	7.4%
Gregg W. Throgmartin (4)	2,466,896	6.4%
Dennis L. May (5)	1,368,085	3.5%
Lawrence P. Castellani (6)	400,607	1.0%
Peter M. Starrett (7)	380,001	1.0%
Michael G. Larimer (8)	178,334	*
Michael L. Smith (9)	163,748	*
Michael D. Stout (10)	160,020	*
Jeffrey J. McClintic (11)	125,041	*
Jeremy J. Aguilar (12)	102,666	*
Stephen R. Nelson (13)	94,000	*
Charles B. Young (14)	55,336	*
Darell E. Zink (15)	48,001	*
Charles P. Rullman (16)	40,001	*
Catherine A. Langham (17)	6,668	*
Kathleen C. Tierney (18)	6,668	*
Benjamin D. Geiger (2)	—	*
All directors and executive officers as a group (18 individuals) (19)	21,927,688	54.5%
Next Century Growth Investors, LLC (20)	2,791,370	7.2%
Putnam LLC. d/b/a Putnam Investments (21)	2,022,181	5.2%

*	Less than 1%.

(1)	13,475,981 shares of our common stock are held of record by FS Equity Partners V, L.P., or FSEP V, and FS Affiliates V, L.P., or, collectively, the FS Funds. FS Capital Partners V, LLC, as the general partner of the FS Funds, has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Messrs. Bradford M. Freeman, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw are the managing members of FS Capital Partners V, LLC, and Messrs. Freeman, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by the FS Funds. Messrs. Freeman, Halloran, Ralph, Roth, Simmons, Spogli and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners V, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(2)	The business address of Messrs. Geiger and Roth is c/o Freeman Spogli & Co., 299 Park Avenue, 20th Floor, New York, NY 10171.
(3)	Includes 170,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(4)	Includes 584,815 shares of our common stock held of record by the Jerry W. Throgmartin Irrevocable Trust of which Mr. Throgmartin is the trustee and has the sole power to vote and dispose of such shares. Includes 108,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(5)	Includes 243,333 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(6)	Includes 260,606 shares of our common stock held of record by the Lawrence P. Castellani Grantor Retained Annuity Trust for which Mr. Castellani is trustee and has sole power to vote and dispose of such shares. Includes 140,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(7)	Includes 140,000 shares of our common stock held of record by the Starrett Family Trust for which Mr. Starrett is the trustee and has the sole power to vote and dispose of such shares. Includes 240,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(8)	Includes 158,334 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(9)	Includes 140,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(10)	Includes 130,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(11)	Includes 96,666 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(12)	Includes 99,666 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(13)	Includes 94,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(14)	Includes 55,336 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(15)	Includes 30,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(16)	Includes 30,001 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(17)	Includes 6,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(18)	Includes 6,668 shares of our common stock issuable upon exercise of options exercisable within 60 days of June 22, 2011.
(19)	Includes 170,000, 243,333, 108,001, 240,001, 130,000, 158,334, 140,001, 140,001, 96,666, 99,666, 94,000, 55,336, 30,001, 30,001, 6,668 and 6,668 shares of our common stock issuable upon exercise of options granted to Messrs. J. Throgmartin, May, G. Throgmartin, Starrett, Stout, Larimer, Castellani, Smith, McClintic, Aguilar, Nelson, Young, Zink and Rullman and Mses. Langham and Tierney, respectively, exercisable within 60 days of June 22, 2011.

(20)	As reported on the owner’s most recent Schedule 13G filed with the SEC on February 14, 2011 that reported beneficial ownership as of December 31, 2010.
(21)	As reported on the owner’s most recent Schedule 13G filed with the SEC on February 14, 2011 that reported beneficial ownership as of February 7, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Affiliate Leases

We lease our headquarters, which includes a store, a corporate training center, a regional distribution center, and nine additional stores (including stores leased from the entities required to be consolidated with us prior to our recapitalization in February 2005) from W. Gerald Throgmartin, the father of Jerry W. Throgmartin, entities controlled by Jerry W. Throgmartin and his siblings, or companies or trusts affiliated with Jerry W. Throgmartin. We believe the affiliate leases are “arm’s length,” such that the terms are no less favorable to us than those of non-affiliate leases would be. All affiliate leases are on a triple net basis. Rent expense for these affiliate leases was $6.1 million, $5.7 million and $5.4 million for fiscal 2011, 2010 and 2009, respectively.

We lease our corporate airplane from Throgmartin Leasing, LLC, an entity controlled by W. Gerald Throgmartin, the father of Jerry W. Throgmartin. During fiscal 2011, 2010 and 2009 we paid rent of $0.3 million for each period to Throgmartin Leasing, LLC for use of the airplane. In addition, we also paid $0.8 million during each of fiscal 2011, 2010 and 2009 for the corporate airplane’s operating costs. W. Gerald Throgmartin, the beneficial owner of the airplane, uses the airplane for a certain number of hours per year in exchange for a reduced per hour rental rate. We believe that the lease of our corporate airplane is “arm’s length,” such that the terms of this lease are no less favorable to us than those of a non-affiliate lease would be.

Registration Rights Agreement

The FS Funds, FS Affiliates V, L.P., the California State Teachers’ Retirement System, A.S.F. Co-Investment Partners II, L.P., the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Jerry W. Throgmartin, Gregg W. Throgmartin and Dennis L. May, entered into a registration rights agreement with respect to all of our shares of common stock that they hold.

Under the registration rights agreement, the FS Funds and Jerry W. Throgmartin may, at any time, require us to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) their registrable shares of common stock. These registration rights include the following provisions:

Demand Registration Rights. We have granted three demand registration rights to the FS Funds and one demand registration right to Jerry W. Throgmartin so long as the holder or holders request the registration of registrable common stock having a fair market value of at least $25,000,000, as determined by our Board. In the case of Jerry W. Throgmartin, registrable shares held by the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Gregg W. Throgmartin and May may be included in the request for registration to reach the $25,000,000 threshold. In the case of a demand by the FS Funds, registrable shares held by FS Affiliates V, L.P., the California State Teachers’ Retirement System and A.S.F. Co-Investment Partners II, L.P. may be included in the request for registration to reach the $25,000,000 threshold. Upon a demand made by either FSEP V or Jerry W. Throgmartin, every party to the agreement can request to be included in the registration on a pro rata basis.

Piggyback Registration Right. Each party to the registration rights agreement also has unlimited piggyback registration rights subject only to a determination by the underwriters that the success of the offer or the offering price would be adversely affected by the inclusion of securities of the parties. If at any time, we propose to file a registration statement under the Securities Act for the same class of common stock held by the parties to the registration rights agreement, the parties shall have the opportunity to include their registrable shares in the registration.

Expenses. We are responsible for paying all registration expenses, excluding underwriting discounts and commissions and the out-of-pocket expenses of the holders.

Indemnification. We have agreed to indemnify each of the stockholders that is a party to the registration rights agreement against certain liabilities under the Securities Act.

Indemnity Agreement

Effective June 1, 2008, we entered into customary indemnity agreements with each of our Directors.

Pursuant to each Indemnity Agreement, we will indemnify each Director against claims brought against such Director in connection with the execution of his or her duties as our Director or by virtue of he or she holding any other position as a Director of any other entity upon our request to the fullest extent permissible under the Delaware General Corporation Law. Each Director is also entitled to the advancement of expenses incurred in connection with defending any claim that is indemnifiable pursuant to the Indemnity Agreement.

Purchase of Land

In March 2009, Jerry W. Throgmartin, along with certain members of his immediate family, purchased a store location located in Florida for a purchase price of $4.4 million and leased the location back to us. During the term of the lease, our annualized rent payments for this property equal $0.5 million. Our Board of Directors determined that the purchase price paid for the property was equal to the property’s fair market value and the rental terms and rates of our lease agreement are no less favorable than those we could have received from a non-affiliate.

July 2009 Private Placement

On July 15, 2009, we entered into a Stock Subscription Agreement with the FS Funds, which collectively were a greater than 5% beneficial owner of our common stock immediately prior to the transaction, pursuant to which the FS Funds agreed to purchase from us in a private placement an aggregate of 1,000,000 shares of our common stock at a purchase price per share equal to $16.50 (which was the same price per share paid by the public in our concurrent underwritten public offering).

Related Person Transaction Policy

Our Board of Directors adopted certain written policies and procedures for the review, approval and ratification of related party transactions, which we refer to as our Related Person Policy. Among other things, our Related Person Policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to our Board of Directors prior to the consummation or amendment of the transaction. A related person, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our Company or a nominee to become a director of our Company; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Our Board of Directors reviews these related party transactions and considers all of the relevant facts and circumstances available to the them, including (if applicable) but not limited to: the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Our Board of Directors may approve only those related party transactions that are in, or are not inconsistent with, the best interests of us and of our stockholders, as our Board of Directors determines in good faith. At the beginning of each fiscal year, our Board of Directors will review any previously approved or ratified related party transactions that remain ongoing and have a remaining term of more than six months. Our Board of Directors will consider all of the relevant facts and circumstances and will determine if it is in the best interests of us and our stockholders to continue, modify or terminate these related party transactions.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Our Board of Directors is committed to promoting the best interests of our stockholders through excellence in governance. As part of that commitment and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast an advisory vote regarding the fiscal 2011 compensation of our named executive officers. We ask that you vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.

Information about the Advisory Vote on Executive Compensation

The Compensation Committee establishes and recommends all of the compensation and benefits policies and actions for our named executive officers. While the advisory vote on executive compensation is not binding on us, it will provide useful information to our Board and the Compensation Committee regarding our stockholders’ view of our executive compensation philosophy, policies and practices. The Board is not required by law to take any action in response to our stockholders’ advisory vote on executive compensation; however, the Compensation Committee values our stockholders’ opinions and will take the results of the advisory vote into consideration when determining the future compensation arrangements for our named executive officers. To the extent there are significant negative advisory votes, we will consider the voting results and take them into consideration in making future decisions about our executive compensation program.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•	We structure our compensation programs to reward superior performance in attaining business objectives and maximizing stockholder value.

•

We monitor the compensation programs of executives from companies of similar size within the retail industry, so that we may ensure that our compensation programs are within the norm of a range of market practices.

•

On an annual basis, our Compensation Committee, in conjunction with our Chief Executive Officer and other key executives, conducts a thorough talent review process to address the performance and development of our management team.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory vote to approve the compensation of named executive officers for fiscal 2011 as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON

THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our Board of Directors is also giving you the opportunity to provide your advisory vote, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, to indicate whether the stockholder advisory vote to approve the compensation of our named executive officers should occur every three years, every two years or every year or you may abstain. We ask that you support a frequency period for future non-binding stockholder votes on the compensation of our named executive officers of once every three years (a “triennial” vote).

We believe an triennial stockholder advisory vote on executive compensation will serve both our company and our stockholders well by ensuring a direct alignment between executive compensation and financial performance results. The Board believes that holding the vote every three years furthers our goal to tie our compensation programs to the long-term performance of our company. For example, many of our compensation programs are contingent upon the satisfaction of multi-year performance or time-vesting conditions. We believe this long-term focus is particularly appropriate given the cyclical nature of our industry and the impact of forces external to our business on our results, including product cycles and new product introductions. Holding an advisory “Say on Pay” vote more frequently than every three years would not permit our stockholders to fully assess the effectiveness of our compensation programs in incentivizing our named executive officers to perform with the long-term interests of our stockholders in mind, rather than their own opportunity for short-term gain. Moreover, an advisory vote every three years would give the Compensation Committee more time to understand stockholder sentiment and respond to the results of the vote with meaningful changes to our compensation programs, as appropriate.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR a triennial period for holding advisory votes on the compensation of the Company’s named executive officers.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit and report on the consolidated financial statements of hhgregg, Inc. and its subsidiaries for fiscal 2012, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. If the stockholders do not ratify the appointment of KPMG, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. KPMG served as our independent registered public accountants for the fiscal year ended March 31, 2004, and for each subsequent fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed for the audit and other services provided by KPMG for fiscal 2011 and fiscal 2010:

Fee Category	Fiscal 2011 Fees	Fiscal 2010 Fees
Audit fees(1)	$425,000	$500,000
Tax fees(2)	$—	$196,800

Total	$425,000	$696,800

(1)	Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports, audits of the effectiveness of the Company’s internal control over financial reporting, consultation on accounting issues, consents and in fiscal 2010, procedures performed in connection with a registration statement and related consents and comfort letters.
(2)	Tax fees consisted principally of fees for tax compliance and tax consulting services.

All services rendered by KPMG are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Audit Committee pre-approve the services to be provided by KPMG. The Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accountants for fiscal 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2011 except that a Form 4 reporting one late transaction was filed on June 2, 2010 for Jeffrey J. McClintic; a Form 4 reporting one late transaction was filed on June 8, 2010 for each of Jeremy J. Aguilar, Lawrence P. Castellani, Catherine A. Langham, Michael G. Larimer, Dennis L. May, Jeffrey J. McClintic, Stephen R. Nelson, Charles P. Rullman, Michael L. Smith, Peter M. Starrett, Michael D. Stout, Jerry W. Throgmartin, Gregg W. Throgmartin, Kathleen C. Tierney, Charles B. Young and Darell E. Zink; a Form 4 reporting one late transaction was filed on October 13, 2010 for each of Gregg W. Throgmartin and Jerry W. Throgmartin; and a Form 4 reporting one late transaction was filed on November 15, 2010 for Jeremy J. Aguilar.

STOCKHOLDER PROPOSALS

A stockholder who wants to present a proposal at the 2012 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing at our offices at hhgregg, Inc. 4151 E. 96th Street, Indianapolis, IN 46240, Attention: Corporate Secretary, on or before February 23, 2012. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

A stockholder who wants to present a proposal at the 2012 annual meeting (but not to include the proposal in our proxy statement) or to nominate a person for election as a director must comply with the requirements set forth in our By-Laws. Our By-Laws require, among other things, that our corporate secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than January 31, 2012, and no later than March 2, 2012. The notice must contain the information required by our By-Laws. You may obtain a print copy of our By-Laws upon request from our corporate secretary at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN 46240. Our By-Laws are also available on our web site at www.hhgregg.com. Management may vote proxies in its discretion on any matter at the 2012 annual meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition our Chairman or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

hhgregg, inc.

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)

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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by12:00 a.m., Eastern Time, on August 1, 2011.

Vote by Internet Log on to the Internet and go to www.envisionreports.com/HGG Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and every 3 YRS for Proposal 3.

1. Election of Directors:

01 -Lawrence P. Castellani

04 - Dennis L. May

07 - Michael L. Smith

10 - Kathleen C. Tierney

For Withhold For Withhold For Withhold

02 - Benjamin D. Geiger 03 - Catherine A. Langham

05 - John M. Roth 06 - Charles P. Rullman

08 - Peter M. Starrett 09 - Jerry W. Throgmartin

11 - Darrell E. Zink

For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain

2. Advisory vote on the compensation of the Company’s named executive officers.

3. Advisory vote on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers

4. To ratify the action of the Company’s Audit Committee in appointing KPMG, LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2012.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — hhgregg, Inc.

Annual Meeting of Stockholders will be held on Tuesday, August 2, 2011 at our Corporate headquarters 4151 E. 96th Street, Indianapolis, IN 46240, at 2:00 p.m. local time.

Jerry W. Throgmartin and Dennis L. May, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of hhgregg, Inc. to be held on August 2, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors, FOR the advisory vote on the compensation of the Company’s named executive officers, FOR every 3 years on the Advisory vote on the frequency of stockholder advisory votes on the compensation of the Company’s named executive officers, and FOR ratification of the action of the Company’s Audit Committee in appointing KPMG, LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2012.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)